Exhibit 99.1

Plug Reports $188.6M in Revenue in Q3 2022,
Up 31% Year Over Year

Reaffirms recently updated 2022 guidance,
and projections for 2023 and beyond

Focused on delivering revenue and margin growth as material handling continues to deliver coupled with four key business initiatives

Passage of the Inflation Reduction Act (IRA) transformational event for the green hydrogen industry

●	2023 revenue target of $1.4B represents annual growth over 65% with plans to exit the year with operating break-even margin run rate.

●	Our unparalleled industry position and strategic initiatives position us to be on track to deliver on our 2026 and 2030 revenue targets of $5B and $20B, and operating margin targets of 17% and 22%, respectively.

●	Executing on buildout of green hydrogen generation network, positioning company to become world’s largest liquid hydrogen generation company exiting 2023.

●	Strong balance sheet with over $3.5B in cash and liquid investments to execute on our growth objectives. Passage of IRA increases opportunity for recycling of capital to fund ongoing investments.

●	Capacity ramp and supply chain buildout positions Plug to translate substantial backlog in electrolyzer solutions into revenue and margin growth.

●	Material handling continues to deliver, adding FreezPak and Lidl as new pedestal customers and positioned for substantial expansion in Europe.

●	Large scale stationary opportunity positions step change in growth potential in 2023 and beyond.

●	European expansion is accelerating across our application business, Hyvia JV and green hydrogen generation buildout.

●	$2.1B portfolio sale and green hydrogen supply agreement with Amazon validates multi-year investments and strategic expansion into the green hydrogen ecosystem.

●	Our fuel cell system surpassed 1 billion operating hours in the field on November 3rd. This reflects a landmark event for the industry, and highlights Plug’s unparalleled operational expertise and industry position.

Remain Focused on Delivering Margin Expansion and Substantial Revenue Growth

Material Handling Continues to Deliver:
FreezPak and Lidl Named Pedestal Customers

We have added FreezPak Logistics and Lidl as pedestal customers and continue to work with ASDA and Grainger. FreezPak Logistics is a leading third-party food logistics company that will be deploying fuel cells and hydrogen storage and fueling infrastructure to nine additional sites and nearly 400 lift trucks per site. This multi-site agreement makes FreezPak Logistics a pedestal customer — joining other leading companies, such as Amazon, Walmart and Home Depot. At this year’s Plug Symposium, FreezPak co-CEOs highlighted the value proposition of our fuel cell solutions in cold-storage applications and referred to this solution as their way to get “out of battery jail”.

We have also added Lidl, one of the largest retailers in Europe, as a pedestal customer. We have installed our fuel cell systems, converted our first site with Lidl earlier this year in France, and expect to convert several sites with them in 2023. In the UK, we have converted our first site with ASDA this year and are now evaluating up to 12 sites. We also have a master agreement in place with Grainger, a Fortune 500 industrial supply company, and are already in engineering and permitting at four sites.

Business prospects remain robust as evidenced by additions of more pedestal customers both in the US and Europe. In addition, our growing installed base is creating a stream of compounding recurring revenue as customers replace GenDrive units at the end of five-to-six-year contracts and sign into multiyear service and fuel agreements. This recurring revenue was 25% higher year over year.

Concurrently, Plug’s material handling total available market (TAM) is anticipated to almost double by launching the Company’s new lower cost hydrogen solution that can lower total cost of ownership and provide a strong economic proposition to medium size material handling fleets.

In addition, we are focused on four key business objectives to drive revenue and margin growth further:

1.	Build out force majeure resilient green hydrogen generation network in North America and expand in Europe.

2.	Translate substantial electrolyzer backlog and sales funnel to deliver robust revenue growth.

3.	Execute on the growth of the stationary business in multiple applications following the successful demo with Microsoft.

4.	Deliver robust growth in the European market in material handling, stationary power applications, on-road mobility, and green hydrogen generation.

Green Hydrogen Generation Network Buildout Updates

Georgia: We continue to make significant progress on the build out of the Georgia plant and Plug plans to commission 15TPD by YE22. We are also doing necessary work to expand this site to 30TPD by YE23.

Georgia Green Hydrogen Plant: Test fills of HPTT in progress; Rectifiers are placed; Foundation for electrolyzer and liquefier is set.

Storage and rectifier equipment is being installed. Electrolyzer building foundation is complete, and liquefier foundation is in progress. Delivery of the liquefier and electrolyzer equipment is expected this month, and power distribution control (PDC) deliveries are expected in December, keeping us on track to commission the plant by YE22.

Olin JV - Louisiana: Plug and Olin recently announced the launch of a 50/50 JV to begin construction of a 15TPD hydrogen plant in Louisiana. Geotechnical work has been completed at the site. Engineering has been kicked off, and we plan to break ground in November. We expect to have major equipment, including compressors and liquefiers, on site by YE2022 to start commissioning. We are also in discussion with our JV partner Olin to expand beyond Louisiana into additional locations.

Tennessee: We are in the process of expanding the already operational Tennessee plant to up to 20TPD. This plant continues to support our delivery network and our customer’s mission critical applications, as we bring additional liquid plants online.

Alabama, New York: We are continuing to make progress on our green hydrogen plant in New York. This plant can be expanded from 45 TPD to 75TPD. As we have previously highlighted, the commissioning of this plant was shifted into 2023 due to permitting delays with the substation. Most of the permits related to the substation are now in place, and we are working in collaboration with NYPA and National Grid with plans to energize the substation in the second half of 2023. It is important to note that the majority of the long lead time items are already procured, with delivery planned before the substation is energized. The two spheres under construction will be able to store over 235 tons of liquid hydrogen combined.

Texas: The 45TPD plant in Texas is breaking ground in the fourth quarter of 2022. All permits are in place, and long lead time items are already ordered and being manufactured. We are planning to commission this plant in the fourth quarter of 2023.

We remain confident to exit 2022 with 45-50 TPD of hydrogen generation plants being commissioned. We believe we have a clear path to commission 200TPD of green hydrogen by YE23, positioning Plug to become the world’s largest liquid hydrogen generation company exiting 2023. We believe all of this work and activity provides a sustainable competitive advantage for Plug.

The Passage of Inflation Reduction Act:

Transformational Event and Accelerates Plug’s Fuel Margin Expansion

Plug’s third-party sourcing of hydrogen, coupled with increasing natural gas prices, has continued to pressure our hydrogen fuel business, with the second half of 2022 likely representing the peak of hydrogen molecule costs for Plug. This business should see a step change throughout 2023 as our green hydrogen production facilities come online. Plug’s hydrogen production, coupled with the $3/kg PTC, should enable the fuel business to exit 2023 with break-even run-rate, despite continued mix of higher priced third-party legacy contracts. We expect further gross margin expansion above 30% as additional green hydrogen plants come online in 2024 and beyond.

With the $3/kg production tax credit (PTC), Plug’s green hydrogen and electrolyzer solutions can be economical in large additional markets such as refining, green ammonia and methanol, representing as much as 25,000TPD of existing hydrogen demand. In addition, the PTC is expected to improve the total cost of ownership for multiple fuel cell applications including mobility and stationary power. Liquid green hydrogen from our generation network was already competitive versus gray hydrogen and was already competitive versus diesel prices in mobility application.

IRA also provides multiple benefits to our green hydrogen generation assets. As we have previously highlighted, Plug’s first generation of green hydrogen plants have paybacks between 8 to 12 years. Now with $3/kg PTC for green hydrogen and as we continue to optimize plant design and reduce capital costs, we expect these paybacks will improve for these plants to four to five years. Plug has been laser focused on building this network with 100% equity financing to make green hydrogen easy and economical. We believe, with the passage of the PTC and as the network continues to get built, we should be able to start back-leveraging plants and recycle capital similar to the solar and wind industry. Today solar and wind assets are financed with about 20% equity capital. Assuming a similar capital stack improvement for green hydrogen generation assets in the medium-term and increasing availability of project debt financing and/or tax equity, Plug is potentially in a position to get a four to five times multiplier on equity capital in order to execute on its green hydrogen generation buildout.

Electrolyzer Solutions Business:
Focused on Converting Substantial Backlog into Revenue

Plug’s electrolyzer backlog currently stands at 1.5GW, with a sales funnel of over $25B. This substantial sales funnel represents multiple end market applications with green ammonia as the largest applications at around 50%, followed by eMethanol and power-to-gas. We continue to make progress scaling up our electrolyzer manufacturing at our gigafactory, and we are on track to produce 60 to 100 MW of electrolyzer stacks in Q4 2022, with potential for manufacturing one hundred of our 1 MW stacks per month in 2023. Our stack manufacturing has gone up seven-fold in recent months compared to all nine months of 2022. This product offering will support our internal needs for green hydrogen plants and third-party sales.

Complementing our global scale of manufacturing, with the acquisition of Frames Group, we have further solidified our industry-leading position. We can provide turnkey solutions to our end customers in multiple different markets. Plug provides a framework for design, project management, and optimization of electrolyzer solutions for our customers in Green Ammonia, Methanol, Power-to-Gas, and mega green hydrogen projects.

Plug has a roadmap to increase the output per stack by up to 100%, while lowering precious metal content by about 70% in the next 5 years. This product roadmap coupled with the scale at the world’s first PEM gigafactory in Rochester NY, can allow Plug to further drive down the cost of green hydrogen.

Large-Scale Stationary Application: $350B TAM in the US

Plug has been focused on our large-scale stationary product that can be used in multiple applications including data center backup, 24/7 stationary power, and peaking solution. We are pleased to have validated a 3MW fuel cell system for stationary power, alongside datacenter customer Microsoft, and expect the delivery of the first unit for on-site testing in the first quarter of 2023. This is a landmark event as our large-scale stationary power solution can displace diesel powered generators and other fossil fuel applications. In 2023, we expect to ship 20-30 MW in this application, with anticipated shipments of more than 200 MW in 2024.

One of the biggest near-term applications is materializing in battery electric vehicle charging applications. This is evolving as an optimal solution to charge battery electric vehicles (BEVs) in major cities and locations where grid infrastructure cannot handle additional power demand. We are able to offer our customers with onsite stationary fuel cell systems and associated hydrogen storage infrastructure in order to support the charging of BEVs in these locations.

Europe: Building a Hydrogen Ecosystem and Accelerating Expansion

We are focused on growing our presence in Europe driven by our material handling, stationary power, electrolyzer, and hydrogen generation business. We expect substantial growth to materialize from our Hyvia JV for light commercial vehicle (LCV) in the mobility market. Our focus on building the hydrogen generation network will help continuously improve total cost of ownership for our customers.

As recently highlighted, we are expanding our material handling business, with some of the largest retailers in Europe, including Lidl and ASDA. Plug has occupied our new European service and logistics center in Duisburg, Germany at the world's largest inland port, with an initial 70,000 square feet to support anticipated business activity in the region.

We are in discussion with some of our existing pedestal customers, new pedestal customers, and other industrial companies to deploy stationary products in the European market. In order to support activities in these multiple fuel cell applications, we are also building a green hydrogen generation network in Europe.

Plug is building 35TPD of hydrogen production at the Port of Antwerp which will utilize 100 MW of Plug’s PEM electrolyzer. The site plans to produce up to 12,500 tons per year of liquid and gaseous green hydrogen by 2025. The Port of Antwerp is Europe’s second largest industrial port and plans to become a major hydrogen hub. We already have inbound interest for more than six times the capacity of the plant before having broken ground, highlighting the demand in the European market for green hydrogen and fuel cell applications to decarbonize transportation and heavy industry.

Given the volatility in the energy market, and high price of fossil fuels, Plug is focused on strategically driving down the cost of green hydrogen down. This includes working with our JV partner Acciona to build green hydrogen plants in Iberia. In addition, we are identifying locations in places such as Denmark and Sweden with low-cost renewable electricity to produce low-cost green hydrogen and transport to demand centers to support decarbonization in the European Union.

Our 50/50 JV with Renault, Hyvia, is confirmed as one of the projects selected in the Important Project of European Common Interest (IPCEI). Plug and Renault will manufacture and sell fuel cell-powered electric light commercial vehicles and supply hydrogen fuel and fueling stations to support the FCE-LCV market. Hyvia successfully tested the hydrogen powered Master Van and has begun their test pilot programs with multiple European partners (Chronopost, Equans, Engie, Orange, RATP DEV, Tribus, Maximator, Airbus, HHLA, Packeta). The JV targets 30% of the zero-emission LCV market in the EU, representing 100,000 Hyvia vehicles sold in 2030.

$2.1B Portfolio Sale Opportunity with Amazon Reinforces Strength of Plug’s Vertically Integrated Model

Plug’s green hydrogen supply and portfolio sale agreement with a pedestal client like Amazon validates our multi-year investment and strategic vertical integration. Plug green hydrogen can be used for applications outside of material handling, such as for fuel-cell electric vehicles, large scale stationary power, and deployment of electrolyzers at fulfillment centers.

Amazon and Plug have signed a deal for Plug to initially supply 10,950 tons per year (30TPD) of liquid green hydrogen to fuel Amazon operations. The supply agreement is from a single green hydrogen plant to support the buildout of a hydrogen ecosystem at multiple Amazon sites. We believe that our breadth of offerings will allow Plug to replicate similar portfolio sale and hydrogen supply agreements with other pedestal customers across the US and EU.

Building World-Class Global Manufacturing and Supply Chains

Plug continues to expand our world-class manufacturing and supply chains to support anticipated growth and drive costs down.

Gigafactory - Rochester, NY: We have started production and continue to ramp our Rochester gigafactory to an annual run rate of 2.5+ GW of total capacity and 1.5+ GW of electrolyzer capacity. The factory design and further system automation are focused on higher quality, lower cost, and increased throughput. We believe this gigafactory provides the blueprint for global manufacturing expansion as we evaluate future gigafactories to meet end-user demand.

VISTA Facility - Slingerlands, NY: Plug is nearing completion of our vista facility with equipment for our GenDrive and application assembly being placed in the factory. This facility will feature advanced automation allowing for increased scale and efficiency for the assembly of our entire fuel cell product line including GenDrive, Stationary, and ProGen. Vista will be >400,000 square feet, with the ability to expand to 1 million square feet to meet demand for our fuel cell products.

Plug Gigafactory: Rochester, NY

Plug VISTA facility: Slingerlands, NY

Q3 Financial Overview and Forward Guidance Recap

Summary of Third Quarter Financials:

Revenue was $188.6M in the third quarter of 2022, compared to $143.9M for the third quarter of 2021 including warrant charges. Revenue growth stemmed from the core material handling market, new products and markets, and recent acquisitions. Revenue for the third quarter of 2022 includes $8.6M in warrant charges versus $1.3M in the third quarter of 2021. We recently shared that our 2022 revenue could be potentially 5-10% below our prior previous target of $900-$925M given some larger projects potentially being completed in 2023 instead of 2022 due to timing and broader supply chain issues. We believe it is important to note that the midpoint of our updated projection still reflects potential growth of nearly 70% year over year. We want to remind you that this is not a demand issue; this is largely a function of delays due to supply chain and timing of some large projects.

Overall company gross margin of negative 24% decreased 3% sequentially and was down 2% year over year. Gross margin in the fuel cell systems, related infrastructure and equipment was 19% in the third quarter, flat sequentially. This line item now consists of a blended margin from both more mature fuel cell applications for the material handling business, as well as rapidly scaling new product lines including electrolyzers, on-road mobility, and stationary power. In addition, fuel margin remained under significant pressure due to increased hydrogen molecule cost associated with historically higher natural gas prices and continued supplier disruptions.

Financial Outlook:

We are reaffirming our recently issued 2023 revenue forecast of $1.4B, which represents substantial growth in our applications and energy / electrolyzer business. We expect continued margin expansion throughout 2023, driven by multiple factors with step change enhancement planned in our fuel business as we previously highlighted. We are also reaffirming our guidance for 2026 and 2030 revenue targets of $5B and $20B, and operating margin targets of 17% and 22% respectively. This positions Plug to deliver annual revenue growth of 50% through 2030, as we plan to execute on multiple business initiatives with unparalleled industry capabilities.

We expect revenue growth within our energy and electrolyzer business to be driven by continued buildout of our green hydrogen generation network, translating substantial book of business into revenue in our electrolyzer business, and continued growth in our hydrogen tankers/storage and liquefier systems. This further reinforces our vertically integrated business model and ability to provide customers with both the capital equipment as well as hydrogen fuel based on their needs and preference.

Revenue in our fuel cell application business should continue to grow both in our material handling as well as stationary and mobility markets. Material handling continues to grow at 30-40% CAGR with the addition of pedestal customers in both North America and Europe. In addition, Plug’s growing installed base also provides recurring revenue in this business. We expect a step change in the growth of our stationary business as we are looking at 20-30MW of shipments in 2023, increasing almost 10-fold in 2024 to more than 200MW of shipment.

*Targets/Projections

We expect margin expansion to continue in 2023 with a planned step change in our fuel business. As we continue to scale our equipment business, we forecast increasing gross margin leverage from volume and steps we are taking to ramp up capacity and supply chain. With continued focus on driving down installed fleet costs, we forecast improved service and PPA margin. The fuel business margin is forecasted to improve as we continue to bring hydrogen plants online. Furthermore, as revenue scales we should see substantial operating leverage in our model with OPEX going from 34% of sales in 2023, to low teens in 2026 and beyond.

Delivering on our growth objectives and margin expansion Remains Key Corporate Focus

Plug remains focused on building a global green hydrogen ecosystem and delivering on its growth objectives, margin expansion and path to profitability. We look forward to updating you all on our next call.

Conference Call Information

A conference call will be held today, November 8, 2022.

Join the call:

●	Time: 4:30 pm ET
●	Toll-free: 877-407-9221 / +1 201-689-8597
●	Direct webcast: https://event.webcasts.com/starthere.jsp?ei=1579575&tp_key=1c96c6a82e

The webcast can also be accessed directly from the Plug homepage (www.plugpower.com). A playback of the call will be available online for a period of time following the call.

About Plug

Plug is building the hydrogen economy as the leading provider of comprehensive hydrogen fuel cell (HFC) turnkey solutions. The Company’s innovative technology powers electric motors with hydrogen fuel cells amid an ongoing paradigm shift in the power, energy, and transportation industries to address climate change and energy security, while providing efficiency gains and meeting sustainability goals. Plug created the first commercially viable market for hydrogen fuel cell (HFC) technology. As a result, the Company has deployed over 50,000 fuel cell systems for e-mobility, more than anyone else in the world, and has become the largest buyer of liquid hydrogen, having built and operated a hydrogen highway across North America. Plug delivers a significant value proposition to end-customers, including meaningful environmental benefits, efficiency gains, fast fueling, and lower operational costs.

Plug’s vertically integrated GenKey solution ties together all critical elements to power, fuel, and provide service to customers such as Amazon, BMW, The Southern Company, Carrefour, and Walmart. The Company is now leveraging its know-how, modular product architecture and foundational customers to rapidly expand into other key markets including zero-emission on-road vehicles, robotics, and data centers.

Source: Plug Power, Inc.

Cautionary Note on Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. ("Plug"), including but not limited to statements about : Plug’s financial projections for 2023 and beyond, including with respect to its revenue and margin outlook and guidance figures; Plug's ability to meet its revenue and operating margin targets; Plug’s expectation that it can become the world’s largest liquid hydrogen generation company by the end of 2023; the expected benefits of the passage of the Inflation Reduction Act, including the impacts of the production tax credit; Plug’s expectation that it can build capacity and supply chain operations to grow revenue and margin; Plug’s ability to expand its operations and footprint in European markets; Plug’s projections related to the material handling total addressable market, including the expected benefits thereof; Plug’s ability to build out force majeure resilient green hydrogen generation network in North America, and expand in Europe; Plug’s ability to translate substantial electrolyzer backlog and sales funnel into robust revenue growth; Plug’s ability to execute on new applications and its stationary businesses, including its stationary power project with Microsoft; Plug’s expectations with respect to growth in its on-road market; the expected timing for completion and expected output of Plug’s Georgia plant; the expected timing for the groundbreaking of Plug’s Louisiana plant; the expected expansion timing and expected output of Plug’s Tennessee plant; Plug’s expectations with respect to the commissioning of additional liquid hydrogen plants; the expected timing of Plug’s plant in Alabama, New York, including with respect to certain permitting delays; the potential output and expansion capability of Plug’s Alabama, New York plant; the expected timing for the groundbreaking of Plug’s Texas plant; Plug’s projections for its hydrogen output and capacity, including the expected timing for reaching output targets; the expected timing, output, and capabilities of Plug’s VISTA facility in Slingerlands, New York; the expectation that the market will see a step change in margin profile for the fuel business in 2023 and a decline in the cost of molecules; Plug’s expectations and projections regarding its gross margin expansion for its fuel cell business; Plug’s belief that the Inflation Reduction Act’s production tax credit will increase its competitive advantages, improve its total addressable market, reduce the total cost of ownership for its fuel cell applications, accelerate return on investment for its green hydrogen plants, provide it with the ability to back-leverage its hydrogen plants, and increase its multiplier on equity capital; its position to lead the industry and its targets related to green hydrogen generation network; expectations related to production of green hydrogen within its joint ventures, and anticipated green hydrogen supply agreements; expected daily consumption levels of hydrogen; expected pace of scaling its gigafactory, including statements regarding the operational capacity and results of operations of the gigafactory; the goal to manufacture one hundred 1 megawatt stacks per month in 2023, and 60 to 100 megawatts of electrolyzer stacks in the fourth quarter of 2022; the expectation that Plug will successfully achieve its green hydrogen generation targets; Plug’s target to increase the output per electrolyzer stack, while lowering precious metals costs in the next 5 years; the expected timing for completion, output, abilities, and market for Plug’s stationary power solutions; the ability of Plug to deliver on its battery electric vehicle charging applications, including the anticipated benefits, uses, and capabilities thereof; the expectation that Plug will add pedestal customers in Europe; the growth opportunities arising from the Hyvia joint venture; expected results and hydrogen output from its hydrogen production at the Port of Antwerp; expected results from its joint ventures with ACCIONA and Groupe Renault; the intent to locate new green hydrogen plant sites, produce low-cost green hydrogen, and support decarbonization in the European Union; the projections, targets and sales opportunity related to Plug’s Hyvia vehicles; the belief that Plug will be able to replicate results it has seen with its current pedestal customers; the expectation that Plug will continue to expand its manufacturing and supply chain operations; the projection for potential growth year-over-year; the expectation for continued demand and growth in Plug’s electrolyzer market, hydrogen tankers/storage and liquefier systems markets, fuel cell application market, material handling market, stationary power market, and mobility market; and the projections for margin expansion, gross margin leverage, service and PPA margin, and operating leverage. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Plug in general, see Plug’s public filings with the Securities and Exchange Commission, including the “Risk Factors” section of Plug’s Annual Report on Form 10-K for the year ended December 31, 2021. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. We disclaim any obligation to update forward-looking statements except as may be required by law.

Plug Investor Relations Contact
Roberto Friedlander
investors@plugpower.com

Plug Media Relations Contact
Caitlin Coffee
Allison+Partners
PlugPR@allisonpr.com

Plug Power Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$1,747,753	$2,481,269
Restricted cash	156,686	118,633
Available-for-sale securities, at fair value (amortized cost $845,509 and allowance for credit losses of $0 at September 30, 2022 and amortized cost $1,242,933 and allowance for credit losses of $0 at December 31, 2021)	819,440	1,240,265
Equity securities	130,121	147,995
Accounts receivable	95,472	92,675
Inventory	516,280	269,163
Contract assets	50,394	38,637
Prepaid expenses and other current assets	135,506	59,888
Total current assets	3,651,652	4,448,525

Restricted cash	650,651	532,292
Property, plant, and equipment, net	607,268	255,623
Right of use assets related to finance leases, net	49,603	32,494
Right of use assets related to operating leases, net	311,878	212,537
Equipment related to power purchase agreements and fuel delivered to customers, net	88,490	72,902
Contract assets	20,485	120
Goodwill	230,719	220,436
Intangible assets, net	195,647	158,208
Investments in non-consolidated entities and non-marketable equity securities	41,162	12,892
Other assets	11,249	4,047
Total assets	$5,858,804	$5,950,076

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$199,865	$92,307
Accrued expenses	157,479	79,237
Deferred revenue and other contract liabilities	108,026	116,377
Operating lease liabilities	43,363	30,822
Finance lease liabilities	7,216	4,718
Finance obligations	53,236	42,040
Current portion of long-term debt	937	15,252
Contingent consideration, loss accrual for service contracts, and other current liabilities	29,269	39,800
Total current liabilities	599,391	420,553

Deferred revenue and other contract liabilities	81,119	66,713
Operating lease liabilities	245,715	175,635
Finance lease liabilities	35,864	24,611
Finance obligations	250,358	211,644
Convertible senior notes, net	193,592	192,633
Long-term debt	65,325	112,794
Contingent consideration, loss accrual for service contracts, and other liabilities	163,864	139,797
Total liabilities	1,635,228	1,344,380

Stockholders’ equity:
Common stock, $0.01 par value per share; 1,500,000,000 shares authorized; Issued (including shares in treasury): 598,777,468 at September 30, 2022 and 594,729,610 at December 31, 2021	5,988	5,947
Additional paid-in capital	7,245,396	7,070,710
Accumulated other comprehensive loss	(35,025)	(1,532)
Accumulated deficit	(2,897,446)	(2,396,903)
Less common stock in treasury: 18,015,881 at September 30, 2022 and 17,074,710 at December 31, 2021	(95,337)	(72,526)
Total stockholders’ equity	4,223,576	4,605,696
Total liabilities and stockholders’ equity	$5,858,804	$5,950,076

Plug Power Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net revenue:
Sales of fuel cell systems, related infrastructure and equipment	$157,985	$115,999	$383,065	$262,049
Services performed on fuel cell systems and related infrastructure	8,406	6,677	25,468	18,397
Power purchase agreements	9,524	9,321	30,730	25,508
Fuel delivered to customers and related equipment	12,389	11,556	40,289	33,804
Other	324	369	1,146	679
Net revenue	188,628	143,922	480,698	340,437
Cost of revenue:
Sales of fuel cell systems, related infrastructure and equipment	127,381	89,235	310,362	198,122
Services performed on fuel cell systems and related infrastructure	12,619	18,697	38,106	47,258
Provision for loss contracts related to service	5,727	7,462	8,843	15,641
Power purchase agreements	35,549	31,199	102,194	71,776
Fuel delivered to customers and related equipment	53,129	27,857	134,008	90,331
Other	286	550	1,063	856
Total cost of revenue	234,691	175,000	594,576	423,984

Gross loss	(46,063)	(31,078)	(113,878)	(83,547)

Operating expenses:
Research and development	28,105	16,634	72,123	37,623
Selling, general and administrative	85,578	42,421	262,420	106,652
Change in fair value of contingent consideration	—	8,530	(2,605)	8,760
Total operating expenses	113,683	67,585	331,938	153,035

Operating loss	(159,746)	(98,663)	(445,816)	(236,582)

Interest income	13,429	4,151	19,321	5,664
Interest expense	(9,020)	(9,512)	(28,871)	(33,559)
Other expense, net	(5,399)	(50)	(9,164)	(318)
Realized loss on investments, net	—	(254)	(1,315)	(236)
Change in fair value of equity securities	(4,221)	(607)	(22,864)	(284)
Loss on equity method investments	(4,280)	(1,736)	(10,304)	(1,736)

Loss before income taxes	(169,237)	(106,671)	(499,013)	(267,051)

Income tax expense	1,521	—	1,530	—

Net loss	$(170,758)	$(106,671)	$(500,543)	$(267,051)

Net loss per share:
Basic and diluted	$(0.30)	(0.19)	$(0.87)	$(0.48)

Weighted average number of common stock outstanding	578,043,278	574,520,806	578,217,636	551,894,779

Plug Power Inc. and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2022	2021
Operating activities
Net loss	$(500,543)	$(267,051)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of long-lived assets	20,201	15,903
Amortization of intangible assets	15,238	1,095
Stock-based compensation	134,984	34,813
Amortization of debt issuance costs and discount on convertible senior notes	1,969	2,371
Provision for common stock warrants	12,513	4,746
Deferred income tax expense	699	-
Impairment of long-lived assets	763	1,329
(Benefit)/loss on service contracts	(21,984)	9,586
Fair value adjustment to contingent consideration	(2,605)	(8,760)
Net realized loss on investments	1,315	236
Amortization of premium on available-for-sale securities	6,383	-
Lease origination costs	(5,991)	(7,889)
Loss on disposal of assets	268	-
Change in fair value for equity securities	22,864	284
Loss on equity method investments	10,304	1,736
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	(1,980)	(89,329)
Inventory	(245,770)	(90,428)
Contract assets	(7,027)	-
Prepaid expenses and other assets	(82,657)	(28,465)
Accounts payable, accrued expenses, and other liabilities	112,952	28,992
Deferred revenue and other contract liabilities	6,055	42,330
Net cash used in operating activities	(522,049)	(348,501)

Investing activities
Purchases of property, plant and equipment	(317,553)	(91,384)
Purchases of equipment related to power purchase agreements and equipment related to fuel delivered to customers	(22,785)	(17,900)
Purchase of available-for-sale securities	(295,329)	(1,862,951)
Proceeds from sales of available-for-sale securities	475,676	1,105,874
Proceeds from maturities of available-for-sale securities	209,379	21,780
Purchase of equity securities	(4,990)	(169,713)
Net cash paid for acquisitions	(26,473)	-
Cash paid for non-consolidated entities and non-marketable equity securities	(38,574)	-
Net cash used in investing activities	(20,649)	(1,014,294)

Financing activities
Proceeds from exercise of warrants, net of transaction costs	-	15,445
Payments of contingent consideration	(2,667)	-
Proceeds from public and private offerings, net of transaction costs	-	3,587,830
Payments of tax withholding on behalf of employees for net stock settlement of stock-based compensation	(22,811)	(30,734)
Proceeds from exercise of stock options	2,135	5,316
Principal payments on long-term debt	(62,794)	(29,129)
Proceeds from finance obligations	83,980	53,447
Principal repayments of finance obligations and finance leases	(39,156)	(20,413)
Net cash (used in) provided by financing activities	(41,313)	3,581,762
Effect of exchange rate changes on cash	6,907	(59)
(Decrease)/increase in cash and cash equivalents	(733,516)	2,059,558
Increase in restricted cash	156,412	159,350
Cash, cash equivalents, and restricted cash beginning of period	3,132,194	1,634,284
Cash, cash equivalents, and restricted cash end of period	$2,555,090	$3,853,192

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